Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) will be effective as of January 1, 2009 (the “Effective Date”), by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Steve Zuccarini (“Zuccarini”).

WITNESSETH:

WHEREAS, the Company and Zuccarini entered into an employment agreement dated as of November 5, 2004, as amended May 8, 2006 (the “Prior Agreement”);

WHEREAS, the Company and Zuccarini wish to amend and restate the Prior Agreement;

WHEREAS, the Company wishes to provide an inducement for Zuccarini to remain in its employ as its Vice Chairman; and

WHEREAS, Zuccarini is willing to remain in the employ of the Company as its Vice Chairman on the terms and conditions hereafter set forth.

NOW, THEREFORE, the Company and Zuccarini hereby agree that, as of the Effective Date, the Prior Agreement is amended and restated in its entirety to read as follows:

1. Employment; Position and Duties. The Company agrees to employ Zuccarini, and Zuccarini agrees to be employed by the Company, upon the terms and conditions of this Agreement. Zuccarini shall be employed by the Company as the Company’s Vice Chairman, reporting to the Chief Executive Officer of the Company (the “CEO”). In this capacity, Zuccarini agrees to devote a reasonable (in relation to his amended duties and compensation) amount of time and, during that time, his full energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Zuccarini’s duties shall include the development of Enterprise accounts, participation in designated investor relations functions and any additional duties that may be reasonably assigned by the CEO or the Board of Directors of the Company (the “Board”). Zuccarini shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Zuccarini.

2. Term of Employment. This Agreement shall become effective upon the Effective Date and shall expire on May 31, 2012, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Zuccarini or by the Company through a majority vote of its Board, at any time, with or without Cause (as defined below). Upon the termination of Zuccarini’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 6, 7, 8, 9, and 10 of this Agreement.

3. Compensation. Zuccarini shall be compensated by the Company for his services as follows:

(a) Base Salary. During the term of this Agreement, Zuccarini shall be paid a base salary (“Base Salary”) of $10,416.67 per month (or $125,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Zuccarini’s salary shall be reviewed on an annual basis by the Board for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Zuccarini’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Zuccarini shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Zuccarini shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c) Expenses. In addition to reimbursement for business expenses incurred by Zuccarini in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Zuccarini for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s). All reimbursements of eligible expenses shall be made to Zuccarini pursuant to the Company’s standard business expense reimbursement policies and procedures and in all events within two and one-half (2 1/2) months following the end of the year in which the applicable expense is incurred.

4. Stock Options.

(a) 2004 Options. Concurrent with the execution of the Prior Agreement, Zuccarini was granted one or more options (the “2004 Options”) to purchase an aggregate of 1,500,000 shares of common stock of the Company (“Shares”) at a purchase price of $0.50 per Share. In the event that Zuccarini’s employment with the Company is terminated, Zuccarini shall have ninety (90) days following such termination to exercise any vested 2004 Options; provided, however, that in the case of termination due to death or disability, such period to exercise shall be six (6) months. Notwithstanding the foregoing, the 2004 Options shall not be exercisable after the expiration of their terms. Except as provided herein, such 2004 Options shall be subject to the terms of the Company’s 2004 Unit Option Plan and the option agreements provided to Zuccarini pursuant to the plan. The number of Shares and option price per Share set forth in this Section 4 shall be adjusted to reflect any Share splits or Share dividends after the date on which the 2004 Options were granted.

(b) 2006 Options. In addition to the 2004 Options described above in this Section 4, Zuccarini received an additional one-time option grant covering 750,000 (seven hundred fifty thousand) Shares on May 8, 2006 (the “2006 Options,” together with the 2004

Options, the “Options”). The 2006 Options (i) shall have an exercise price equal to $4.92 per Share, and (ii) have vested or shall vest in an amount equal to 125,000 Shares on each of the first six anniversaries of May 8, 2006. Notwithstanding the foregoing, the 2006 Options shall become fully vested upon a Change in Control (as defined below). The 2006 Options shall become immediately exercisable upon vesting. Except as provided herein, such 2006 Options shall be subject to the terms of the Company’s 2004 Unit Option Plan and the option agreement provided to Zuccarini pursuant to the plan. The number of Shares and exercise price of the 2006 Options set forth in this Section 4(b) shall be adjusted to reflect any Share splits or Share dividends after May 8, 2006. For purposes of this Agreement, a “Change in Control” shall have the same meaning as the term “Change in Control” set forth in the Company’s 2004 Unit Option Plan.

5. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Zuccarini’s employment by the Company for Cause (as defined below), the termination of Zuccarini’s employment by reason of his death or disability, or the termination of Zuccarini’s employment by Zuccarini for any reason other than Good Reason (as defined below), Zuccarini shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 3(a), 3(b), and 3(c) through the date of termination, or in the case of any Options, vested through the date of termination. Any unvested portion of the Options shall thereupon terminate immediately.

For purposes of this Agreement, a termination for “Cause” occurs if Zuccarini’s employment is terminated by the Company for any of the following reasons:

(i)	his failure to perform reasonably assigned duties as Vice Chairman of the Company after written notice of such failure and a reasonable opportunity to remedy such failure,

(ii)	theft, dishonesty, or falsification of any employment or Company records by Zuccarini;

(iii)	the determination by the Board that Zuccarini has committed an act or acts constituting a felony or any act involving moral turpitude;

(iv)	the determination by the Board that Zuccarini has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(v)	the material breach by Zuccarini of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach.

For purposes of this Agreement, a termination for “Good Reason” occurs if Zuccarini terminates his employment for any of the following reasons, unless such condition is fully corrected within thirty (30) days after Zuccarini gives the Company written notice thereof:

(i)	the Company materially reduces Zuccarini’s duties or responsibilities without Zuccarini’s consent;

(ii)	the Company requires Zuccarini to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii)	the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Zuccarini to the Company specifying the action which constitutes the breach and demanding its discontinuance;

provided that, Zuccarini must provide the Company with written notice of any one or more of the conditions set forth in this definition of Good Reason within ninety (90) days of the initial existence of the condition for such condition to constitute Good Reason, and in no event may Zuccarini terminate employment for Good Reason more than two (2) years following the initial existence of the condition for which Zuccarini is terminating employment.

(b) Termination Without Cause or Termination for Good Reason. If Zuccarini’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Zuccarini’s employment is terminated by Zuccarini for Good Reason, Zuccarini shall be entitled to:

(i)	additional vesting of the Options that would have otherwise vested if Zuccarini had remained employed by the Company during the twenty-four (24) months following the termination of his employment. The effective date of such vesting shall be the date as of which Zuccarini’s employment is terminated; and

(ii)	receive, for the twelve (12) months following the termination of his employment, continuation of the employee benefits previously provided for Zuccarini and his dependents under Section 3(b); provided that such benefits continuation shall end earlier upon Zuccarini becoming eligible for comparable benefits by virtue of new employment.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(b) unless and until Zuccarini shall have executed a general release and waiver of claims against the Company, consistent with Section 7 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Zuccarini’s rights under this Section 5(b). Zuccarini shall have no duty to mitigate the payments under this Section 5(b) by seeking other employment, and except as specified in clause (ii) immediately above, the Company shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from subsequent employment.

6. Employee Inventions and Proprietary Rights Assignment Agreement. Zuccarini agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as previously executed by Zuccarini and attached hereto as Exhibit A.

7. Covenants Not to Compete or Solicit. During Zuccarini’s employment and for a period of two (2) years following the termination of Zuccarini’s employment for any reason, Zuccarini shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Zuccarini had personal contact with such entity; and

(c) solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his or her employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 7 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

8. Equitable Remedies. Zuccarini acknowledges and agrees that the agreements and covenants set forth in Sections 6 and 7 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Zuccarini breaches any of the terms of said covenants, and that in the event of Zuccarini’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Zuccarini accordingly agrees that, in the event of any actual or threatened breach by Zuccarini of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

9. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Zuccarini and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Zuccarini acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

10. Attorneys’ Fees. Zuccarini shall be entitled to recover from the Company his reasonable attorneys’ fees and costs if he prevails in an action to enforce any right arising out of this Agreement.

11. Governing Law. This Agreement has been executed in the State of Illinois, and Zuccarini and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Shares, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Zuccarini, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

13. Entire Agreement. Except as otherwise provided herein, this Agreement, including its attached Exhibit, constitutes the entire employment agreement between Zuccarini and the Company regarding the terms and conditions of his employment after the Effective Date. This Agreement supersedes all prior negotiations, representations or agreements between Zuccarini and the Company, whether written or oral, concerning Zuccarini’s employment after the Effective Date.

14. No Conflict. Zuccarini represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Zuccarini is a party or by which Zuccarini is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Zuccarini.

15. Validity. Except as otherwise provided in Section 7 above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

16. Modification. This Agreement may not be modified or amended except by a written agreement signed by Zuccarini and the Company.

17. Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. Each payment under the Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. In the event that any amount due to Zuccarini hereunder after the termination of his employment shall be considered to be deferred compensation pursuant to Code Section 409A, and it is determined that Zuccarini is a “specified employee” for purposes of Code Section 409A, then the Company shall delay the payment of such amount for six (6) months after the termination of his employment (or until his death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Code Section 409A. The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Code Section 409A.

18. Effect on Prior Agreement. The parties agree that from the date of execution of this Agreement until the Effective Date, the execution of this Agreement and the matters constituted herein shall in no event constitute “good reason” under the terms of the Prior Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 14th day of November, 2008.

INNERWORKINGS, INC., a Delaware corporation

By:	/s/ Joseph M. Busky	/s/ Steven E. Zuccarini
Name:	Joseph M. Busky	Steven E. Zuccarini
Its:	Chief Financial Officer

EXHIBIT TO EMPLOYMENT AGREEMENT

Exhibit A – Employee Inventions and Proprietary Rights Assignment Agreement